  UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): February 23,  2018

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WD-40 COMPANY

(Exact Name of Registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation or organization)	000-06936 (Commission File Number)	95-1797918 (I.R.S. Employer Identification Number)

9715 Businesspark Avenue, San Diego, California 92131 (Address of principal executive offices, with zip code)

(619) 275-1400 (Registrant’s telephone number, including area code)

n/a (Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

ITEM 1.01.	Entry into a Material Definitive Agreement

On February 23, 2018, WD-40 Company Limited, a wholly owned subsidiary of WD-40 Company, (the “Acquiring Subsidiary”) entered into and simultaneously consummated a Contract for the Sale of 252 Upper Third Street, Milton Keynes, MK9 1NP dated as of February 23, 2018 (the “Purchase Contract”) with BCP (Milton Keynes) LLP (the “Seller”).  The Purchase Contract provided for the Acquiring Subsidiary’s acquisition of certain real property, consisting of approximately 0.25 acres of land and a building comprising of approximately 22,500 square feet of office space located at 252 Upper Third Street, Milton Keynes, England (the “Property”).

The purchase price for the Property was approximately $7.4 million[1], local stamp tax inclusive, but exclusive of recoverable value added tax. The Acquiring Subsidiary funded the purchase price from existing cash balances. The Purchase Contract includes customary warranties of title relating to the Property.

The Acquiring Subsidiary expects to incur approximately $7.0 million[1] in capital costs related to the buildout of the acquired building and for the purchase of new furniture, fixtures and equipment. Following relocation of the Acquiring Subsidiary’s offices to the new building, the Acquiring Subsidiary will continue to utilize its company-owned facility at Brick Close, Kiln Farm, Milton Keynes, England to manufacture concentrate for its WD-40 brand products and for warehousing purposes. Completion of the improvements and occupancy of the Property by employees based at the Brick Close property is expected to occur by June 2019.  The Acquiring Subsidiary will also vacate and relocate office personnel to the new Property from leased office space at Manor Farm, Old Wolverton Road, Milton Keynes, England prior to termination of the lease for the Manor Farm offices. The lease for the Manor Farm offices will be terminated on September 30, 2019.

The material terms of the Purchase Contract discussed above do not purport to be complete and are qualified in their entirety by the Purchase Contract attached hereto as Exhibit 10(a) and incorporated herein by reference.

On February 23, 2018, WD-40 Company (the “Company”) entered into a first amendment (the “First Amendment”) to its existing Note Purchase and Private Shelf Agreement dated November 15, 2017 (as so amended, the “Note Agreement”) by and among the Company, PGIM, Inc. (“Prudential”), and certain affiliates and managed accounts of Prudential (the “Note Purchasers”).  The First Amendment amends the Note Agreement to permit the Company (inclusive of its subsidiaries) to spend an aggregate amount not to exceed $15.0 million for the acquisition and improvement costs for the Property through the end of the Company’s fiscal year 2019.  Per the terms of the First Amendment, amounts incurred for the acquisition of and improvements to the Property will not reduce the amount of permitted Consolidated Capital Expenditures (as defined in the Note Agreement) which is $7.5 million for any fiscal year plus an amount not to exceed $2.5 million for unused permitted expenditures carried over from prior fiscal years.

On February 23, 2018, the Company entered into a sixth amendment (the “Sixth Amendment”) to its existing unsecured Credit Agreement dated June 17, 2011 (as amended by the first amendment dated January 7, 2013, the second amendment dated May 13, 2015, the third amendment dated November 16, 2015, the fourth amendment dated September 1, 2016, the fifth amendment dated November 15, 2017, and the Sixth Amendment, the “Credit Agreement”) with Bank of America, N.A. (“Bank of America”).  The Sixth Amendment amends the Credit Agreement to permit the Company (inclusive of its subsidiaries) to spend an aggregate amount not to exceed $15.0 million for the acquisition and improvement costs for the Property through the end of the Company’s fiscal year 2019.  Per the terms of the Sixth Amendment, amounts incurred for the acquisition of and improvements to the Property will not reduce the amount of

1  Amounts have been converted from Pound Sterling to U.S. Dollars at the exchange rate of $1.3966 per Pound Sterling as of February 23, 2018.

permitted Consolidated Capital Expenditures (as defined in the Credit Agreement) which is $7.5 million for any fiscal year plus an amount not to exceed $2.5 million for unused permitted expenditures carried over from prior fiscal years.  The Sixth Amendment also permits the Company to incur an additional $15.0 million of indebtedness under the Note Agreement by issuance and sale of Shelf Notes (as defined in the Note Agreement) pursuant to the Note Agreement.

All other material terms included in the Note Agreement and the Credit Agreement remain unchanged as a result of execution of the First Amendment to the Note Agreement and the Sixth Amendment to the Credit Agreement.  No determination has been made as to whether the Company will issue and sell the additional $15.0 million in Shelf Notes pursuant to the Note Agreement.  Borrowings under the Credit Agreement will continue to be used for the Company’s stock repurchases and general working capital needs.

ITEM 2.01.	Completion of Acquisition or Disposition of Assets

The information provided in Item 1.01 above is incorporated herein by reference to this item 2.01.

ITEM 9.01.	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description

10(a)	Contract for the Sale of 252 Upper Third Street, Milton Keynes, MK9 1NP dated February 23, 2018 by and between WD-40 Company Limited and BCP (Milton Keynes) LLP.
10(b)	First Amendment to Note Purchase Agreement dated February 23, 2018 by and between WD-40 Company and Prudential and the Note Purchasers.
10(c)	Sixth Amendment to Credit Agreement dated February 23, 2018 by and between WD-40 Company and Bank of America.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WD-40 Company
(Registrant)

Date: February 27, 2018	/s/ JAY W. REMBOLT
Jay W. Rembolt
Vice President, Finance
Treasurer and Chief Financial Officer